UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Constellation Energy Group

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MAYO A. SHATTUCK III	Constellation Energy Group, Inc.
Chairman of the Board	750 E. Pratt Street

Baltimore, Maryland 21202

April 12, 2004

Dear Shareholder:

You are invited to attend our annual meeting of shareholders to be held on Friday, May 21, 2004, at 9:00 a.m. in the Grand Ballroom, Marriott Inner Harbor Hotel, 110 South Eutaw Street, in downtown Baltimore. Enclosed is our 2003 Annual Report for your review.

At the meeting, we will review our 2003 performance and answer shareholder questions. In addition, shareholders will be voting on the following business matters: the election of Class II directors and the ratification of our independent auditors for 2004. Please consider the issues presented and vote your shares as promptly as possible.

Your vote is important.  Whether or not you plan to attend the annual meeting, please complete your proxy card and return it to us to ensure that your vote is counted. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Thank you for your continued support of Constellation Energy Group.

Sincerely,

Mayo A. Shattuck III

Constellation Energy Group, Inc.

750 E. Pratt Street

Baltimore, MD 21202

Notice of Annual Meeting of Shareholders

To the Owners of Common Stock of Constellation Energy Group, Inc.:

Our annual meeting of shareholders will be held on Friday, May 21, 2004 at 9:00 a.m., in the Grand Ballroom of the Marriott Inner Harbor Hotel, 110 South Eutaw Street, Baltimore, Maryland to:

1.	elect Class II directors to serve for three-year terms expiring in 2007,

2.	ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2004, and

3.	transact any other business that properly comes before the meeting, or any adjournment thereof.

The Board of Directors recommends a vote “FOR” each of the Director nominees and ratification of the independent auditors.

We discuss the above business matters in more detail in the attached Proxy Statement.

Only common shareholders of record at the close of business on March 19, 2004 will be entitled to vote.

Kathleen A. Chagnon

Corporate Secretary

April 12, 2004

Constellation Energy Group, Inc.

Proxy Statement

QUESTIONS & ANSWERS ON VOTING PROCEDURES

Who is entitled to vote at the annual meeting, and how many votes do they have?

Common shareholders who own shares as of the close of business on March 19, 2004 may vote at the meeting. Each share has one vote. There were 168,224,120 shares of common stock outstanding on that date.

When were the enclosed solicitation materials first given to shareholders?

The enclosed Annual Report and proxy card, together with this Notice of Annual Meeting and Proxy Statement, were first sent, or given, to shareholders on or about April 12, 2004.

What is a quorum of shareholders?

A quorum is the presence at the annual meeting in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast. Since there were 168,224,120 shares of common stock outstanding on March 19, 2004, the presence of holders of 84,112,061 shares is a quorum. We must have a quorum to conduct the meeting.

How many votes does it take to pass each matter?

If a quorum of shareholders is present at the meeting, we need:

•	a plurality of all the votes cast to elect each director, and

•	a majority of all the votes cast to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes count for purposes of determining the presence of a quorum. For all matters, abstentions and broker non-votes will not have any effect on the result of the vote.

How do I vote?

You must be present, or represented by proxy, at the annual meeting in order to vote your shares. Since many of our shareholders are unable to attend the meeting in person, we send proxy cards or voting instruction forms to all of our shareholders.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

If your shares are held in a brokerage account, you will receive a full meeting package including a voting instruction form to vote your shares. Your brokerage firm may permit you to vote by telephone or by the Internet. Brokerage firms have the authority under New York Stock Exchange rules to vote their client’s unvoted shares on certain routine matters. If you do not vote, your brokerage firm may choose to vote for you or leave your shares unvoted. We urge you to respond to your brokerage firm so that your vote will be cast.

What is a proxy?

A proxy is another person you authorize to vote on your behalf. We solicit proxy cards that are used to instruct the proxy how to vote so that all common shares may be voted at the annual meeting even if the holders do not attend the meeting.

How will my proxy vote my shares?

If you properly sign and return your proxy card or voting instruction form, your shares will be voted as you direct. If you sign and return your proxy card or voting instruction form but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for Director as set forth under “Election of Constellation Energy Directors” and FOR the ratification of the appointment of our independent auditors. Also, you will give your proxies authority to vote, using their discretion, on any other business that properly comes before the meeting.

How do I vote using my proxy card?

There are three steps.

1.	Vote on each of the matters as follows:

•	Item 1. The names of the nominees for Class II directors to serve three-year terms are listed on your proxy card. You have three options:

•	Option 1. To vote for all of the nominees, you check the box marked “FOR.”

•	Option 2. To vote for some of the nominees and against the rest, you check the box marked “FOR ALL EXCEPT” and then fill in the circle next to each nominee that you want to vote against or otherwise follow the instructions on the card.

•	Option 3. To abstain from voting for all of the nominees (that is, not vote for or against any of the nominees), you check the box marked “WITHHOLD AUTHORITY FOR ALL NOMINEES,” or otherwise follow the instructions on the card.

•	Item 2. Check the box “FOR,” or “AGAINST,” or “ABSTAIN” (to cast no vote).

2.	Sign and date your proxy card. If you do not sign and date your proxy card, your votes cannot be counted.

3.	Mail your proxy card in the pre-addressed, postage-paid envelope.

4.	Check the box on your proxy card if you plan to attend the annual meeting.

Can I vote by proxy even if I plan to attend the annual meeting?

Yes. If you vote by proxy and decide to attend the annual meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.

Why might I receive more than one proxy card? Should I vote on each proxy card I receive?

First, you may have various accounts with us that are registered differently, perhaps in different names or with different social security or federal tax identification numbers. Second, you may also own shares indirectly through your broker or through our employee savings plans. Your broker or the plan trustee will send you a proxy or voting instruction card for these shares. You should vote on each proxy card or voting instruction form you receive and mail it to the address shown on the proxy card or form. If employee savings plan participants do not vote their shares, the plan trustee will vote the shares in the same proportion as the trustee was instructed to vote shares for which it received voting instruction cards.

How can I get only one copy of the Annual Report sent to my home if I currently receive multiple copies?

You may be receiving multiple copies of the Annual Report because you have more than one account, each registered differently with the same mailing address. To receive only one Annual Report you may:

write to:	-or-	call:
American Stock Transfer & Trust Company		1-800-258-0499
Attn: Shareholder Services
59 Maiden Lane
New York, NY 10038

How do I change previous instructions to send only one Annual Report to my home?

Simply call the number noted above or notify our transfer agent at the address indicated in the previous question that you want to receive an Annual Report for each of your accounts (your stock account numbers must be included in the notification).

How do I change my vote?

You may change your vote at any time before the annual meeting by:

•	notifying Kathleen A. Chagnon, Corporate Secretary, in writing at 750 E. Pratt Street, 18th Floor, Baltimore, MD 21202, that you are changing your vote; or

•	completing and sending in another proxy card or voting instruction form with a later date; or

•	attending the annual meeting and voting in person.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

Constellation Energy, on behalf of the Board of Directors, through its directors, officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Constellation Energy pays the cost of soliciting proxies.

MATTERS YOU ARE VOTING ON

Proposal No. 1    Election of Constellation Energy Directors

The Board is divided into three classes (Class I, Class II and Class III), with one class of directors elected at each annual meeting of shareholders for a three-year term. James T. Brady, James R. Curtiss, Edward J. Kelly, III and Robert J. Lawless have been nominated by the Board for election as Class II directors at the Annual Meeting for terms of three years each and until their respective successors are duly elected and qualified. Each of the nominated directors agrees to serve if elected. However, if for some reason one of them is unable to serve or for good cause will not serve, your proxies will vote for the election of another person nominated by the Board of Directors, unless the Board reduces the number of directors. Biographical information for each of the nominees and other information about them is presented beginning on page 5. The Board of Directors recommends a vote “FOR” each director nominee.

Proposal No. 2    Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors for 2004

This proposal is to ratify our appointment of PricewaterhouseCoopers LLP as our independent auditors for 2004. See Proposal No. 2 on page 29. The Board of Directors recommends a vote “FOR” this proposal.

Other Business Matters

The Board of Directors is not aware of any other business for the Annual Meeting. However:

•	if any of the persons named to serve as directors are unable to serve or for good cause will not serve,

•	if any shareholder proposal which is not in this proxy statement or on the proxy card or voting instruction form pursuant to Rule 14a-8 or 14a-9 of the Securities Exchange Act of 1934 is presented for action at the meeting, or

•	if any matters concerning the conduct of the meeting are presented for action,

then shareholders present at the meeting may vote on such items. If you are represented by proxy, your proxy will vote your shares using his or her discretion.

PROPOSAL NO. 1 — ELECTION OF CONSTELLATION ENERGY DIRECTORS

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH NOMINEE. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR EACH NOMINEE.

CLASS II DIRECTOR NOMINEES FOR TERMS TO EXPIRE IN 2007

James T. Brady, age 63, a director since May 1999, has been the Managing Director – Mid-Atlantic of Ballantrae International, Ltd. (a management consulting firm) since January 2000, and was the former secretary of the Maryland Department of Business & Economic Development, where he served from 1995 to 1998. He was also a managing partner of Arthur Andersen LLP from 1985 to 1995. Mr. Brady is a director of McCormick & Company, Inc., T. Rowe Price Group, Inc. and Aether Systems, Inc. Mr. Brady also was a director of Constellation Enterprises, Inc. from March 1998 to May 1999.

James R. Curtiss, age 50, a director since April 1999, has been a partner in the law firm of Winston & Strawn since 1993. From 1988 to 1993, he served as a Commissioner of the United States Nuclear Regulatory Commission. He is also a director of Cameco Corporation (owner and operator of uranium mines). Mr. Curtiss was a director of Baltimore Gas and Electric Company from 1994 to April 1999.

Edward J. Kelly, III, age 50, a director since January 2002, has been President and Chief Executive Officer of Mercantile Bankshares Corporation since March 2001 and Chairman since March 2003. He has been Chairman of the Board and Chief Executive Officer of Mercantile-Safe Deposit and Trust Company since March 2001. Mr. Kelly served as Managing Director, Head of Global Financial Institutions, and as Co-Head of Investment Banking Client Management of J. P. Morgan, Chase & Co. from January 2001 to February 2001. Prior to that, he was a Managing Director of J. P. Morgan & Co. Incorporated and held the following additional positions with that company: Head, Global Financial Institutions from February 2000 through December 2000; Co-Head, Global Financial Institutions and Head, Latin America Investment Banking from December 1997 through February 2000; and Member, Global Investment Banking Committee from December 1997 through December 2000. He is also a director of Hartford Financial Services Group, CIT Group, CSX Corporation and AXIS Capital Holdings Limited (insurance).

Robert J. Lawless, age 57, a director since January 2002, has been Chairman of the Board, Chief Executive Officer and President of McCormick & Company, Inc. since January 1997. He is also a director of Baltimore Life, Inc.

CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2005

Yves C. de Balmann, age 57, a director since July 2003, has been Co-Chairman of Bregal Investments since September 2002. He was Co-Chairman and Co-Chief Executive Officer of Deutsche Banc Alex. Brown from June 1999 to April 2001, and a Senior Advisor to Deutsche Bank AG from April 2001 to June 2003. Mr. de Balmann was Vice Chairman of Bankers Trust Co. from 1997 to June 1999. He is also a director of ESI Group, a technology company based in France.

Roger W. Gale, age 57, a director since May 1999, is President & CEO of GF Energy, LLC. He was formerly a Senior Partner with PA Consulting and Chief Executive Officer of PHB Hagler Bailly. Dr. Gale is also a member of the Board of Directors of the United States Energy Association. From 1988 to April 1999, Dr. Gale served as President of the Washington International Energy Group. All of these companies provide energy consulting services. Dr. Gale also was a director of Constellation Enterprises, Inc. from March 1998 to May 1999.

Freeman A. Hrabowski, III, age 53, a director since April 1999, has been President of the University of Maryland Baltimore County since 1993. He is also a director of the Baltimore Equitable Society, Corvis Corporation, McCormick & Company, Inc., Mercantile Bankshares Corporation and Mercantile-Safe Deposit and Trust Company. Dr. Hrabowski was a director of Baltimore Gas and Electric Company from 1994 to April 1999.

Nancy Lampton, age 61, a director since April 1999, has been Chairman and Chief Executive Officer of American Life and Accident Insurance Company of Kentucky since 1971 and has been Chairman and Chief Executive Officer of its holding company, Hardscuffle, Inc., since January 2000. She is also a director of DNP Select Income Fund. Ms. Lampton was a director of Baltimore Gas and Electric Company from 1994 to April 1999.

Lynn M. Martin, age 64, a director since October 2003, is an Advisor to Deloitte & Touche LLP. From 1993 to 1999, she was a Professor at the Kellogg School of Management at Northwestern University. Ms. Martin served as United States Secretary of Labor from 1991 to 1993. Prior to her tenure as Secretary of Labor, she was a member of the United States House of Representatives from 1981 to 1991. She is also a director of The Procter & Gamble Company, Ryder System, Inc., SBC Communications and various funds of The Dreyfus Corporation.

CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2006

Douglas L. Becker, age 38, a director since April 1999, has been Chairman and Chief Executive Officer of Sylvan Learning Systems, Inc. since February 2000 and was President and Co-Chief Executive Officer of Sylvan Learning Systems, Inc. from February 1991 to February 2000. He is also Founder and Principal of Sterling Capital, Ltd., an investment company. Mr. Becker was a director of Baltimore Gas and Electric Company from October 1998 to April 1999.

Frank P. Bramble, Sr., age 55, a director since January 2002, has been Vice Chairman of MBNA Corporation since May 2002. From April 1994 to May 2002, Mr. Bramble was a director of Allfirst Financial, Inc. and Allfirst Bank, and from December 1999 to May 2002, he also was Chairman of the Board. From April 1999 to December 1999, he was the Chairman of the Board and the Chief Executive Officer of the same two companies. From November 1998 until May 2002, Mr. Bramble was the Chief Executive, USA, and a director of Allied Irish Banks, p.l.c., the parent of Allfirst Financial, Inc.

Edward A. Crooke, age 65, a director since April 1999, served as Vice Chairman of Constellation Energy and Baltimore Gas and Electric Company from October 2000 until December 2001. He previously was Vice Chairman of Constellation Energy from April 1999 until January 1, 2000. He also served as President and Chief Operating Officer of Baltimore Gas and Electric Company from 1992 to 1998, Vice Chairman from 1998 to 1999 and as a director from 1988 to April 1999. Prior to January 1, 2000, he also served as a director, Chairman of the Board, President and Chief Executive Officer of Constellation Enterprises, Inc. He also served as a director of each of

Constellation Enterprises, Inc.’s direct subsidiaries and most of its indirect subsidiaries, and was Chairman of the Board of each of the direct subsidiaries. He is also a director of AEGIS Insurance Services, Inc., Associated Electric & Gas Insurance Services, Limited and Baltimore Equitable Society.

Mayo A. Shattuck III, age 49, a director since May 1999, has been Chairman of the Board of Constellation Energy since July 2002 and President and Chief Executive Officer since November 2001. Mr. Shattuck has also been Chairman of the Board of Baltimore Gas and Electric Company since July 2002. He was Global Head of Investment Banking and Global Head of Private Banking for Deutsche Banc Alex. Brown from June 1999 to October 2001, and held various officer positions during that period. From 1997 to June 1999, Mr. Shattuck was Vice Chairman of Bankers Trust Corporation. He is also a director of Capital One Financial Corporation, Gap, Inc., the Edison Electric Institute, the Nuclear Energy Institute and the Institute of Nuclear Power Operations.

Michael D. Sullivan, age 64, a director since April 1999, is a private investor, and is a Co-Founder and has been Chairman of the Board of Life Source, Inc. (nutritional supplements) since March 2001. Mr. Sullivan is also Co-Founder and Chairman of Therapeutic Services of America, Inc. (home health care). From 1996 to 2001, Mr. Sullivan was Chairman of the Board of Golf America Stores, Inc. (golf apparel retailing). He was also Chairman of the Board of Jay Jacobs, Inc. (specialty apparel retailing) from 1997 to July 1999. Mr. Sullivan was a director of Baltimore Gas and Electric Company from 1992 to April 1999.

DETERMINATION OF INDEPENDENCE

In assessing the independence of any director, Constellation Energy examines all relevant facts and circumstances surrounding any relationship between the director and Constellation Energy. The Nominating and Corporate Governance Committee of the Board of Directors and the Board of Directors have adopted standards to assist them in determinations of independence. A director shall be deemed to have no material relationship with Constellation Energy and shall be deemed to be an independent director unless:

•	Since January 1, 2003, the director was an employee of Constellation Energy or any of its affiliated entities, or an immediate family member of the director was an executive officer of Constellation Energy or any of its affiliated entities.

•	Since January 1, 2003, the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Constellation Energy.

•	Since January 1, 2003, the director was, or an immediate family member of the director was, employed as an executive officer of another company for which any of Constellation Energy’s present executives served on that company’s compensation committee after January 1, 2003.

•	Since January 1, 2003, the director was an executive officer or employee, or an immediate family member of the director was an executive officer, of another company (other than a charitable organization) that makes payments to, or receives payments from, Constellation Energy for property or services in an amount that exceeded the greater of $1.0 million or 2% of such other company’s consolidated gross revenues.

•	Since January 1, 2003, the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from Constellation Energy, other than director and committee fees and pension or other forms of deferred compensation for prior service.

Based on their review and the standards set forth above, the Nominating and Corporate Governance Committee of the Board of Directors and the Board of Directors determined that each member of the Board, other than Messrs. Shattuck and Crooke, is independent. In addition, the Audit, Compensation and Nominating and Corporate Governance Committees are composed entirely of independent directors.

COMMITTEES OF THE BOARD OF DIRECTORS

Executive Committee: This committee may exercise all of the powers of the Board of Directors, except that it may not authorize dividends, authorize the issuance of stock (except in certain limited circumstances authorized by the Board of Directors), recommend to shareholders any action requiring shareholder approval, amend the by-laws, or approve mergers or share exchanges that do not require shareholder approval. Mr. Shattuck is Chairperson, and Messrs. Bramble, Crooke, Kelly and Lawless are members. The committee did not meet in 2003.

Audit Committee: This committee oversees Constellation Energy’s auditing, accounting, financial reporting, risk management, corporate compliance and internal control functions. The committee approves the services provided by Constellation Energy’s independent accounting firm, and monitors and evaluates its performance, the fees paid, and the compatibility of the non-audit services provided by the firm with maintaining the firm’s independence. All committee members are independent as defined by New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission. Mr. Brady is the committee’s “audit committee financial expert” as that term is defined in the applicable rules of the Securities and Exchange Commission, and the Board of Directors has determined that each member of the committee is “financially literate” as that term is defined in the listing standards of the New York Stock Exchange. Mr. Brady currently serves on the audit committees of three other public companies. The Board of Directors has determined that such service does not impair the ability of Mr. Brady to effectively serve on the committee. The committee met 14 times in 2003. Mr. Brady is Chairperson, and Dr. Hrabowski, Mr. de Balmann and Ms. Lampton are members.

Committee on Nuclear Power: This committee monitors the performance and safety at our nuclear power plants. The committee met six times in 2003. Mr. Curtiss is Chairperson, and Dr. Gale and Mr. Crooke are members.

Compensation Committee: This committee screens and recommends to the Board candidates for officers of Constellation Energy and its subsidiaries who report directly to the Chief Executive Officer. The committee reviews and recommends to the Board compensation for directors, and establishes compensation for the Chief Executive Officer and certain other executives. The committee reviews the investments and funding guidelines for the pension plans and reviews and recommends material changes to, or adoption of, the pension plans. The committee provides input on setting goals and developing strategies to achieve employee diversity and oversees the implementation of these strategies and evaluates their results. The committee also oversees succession planning for the Chief Executive Officer and senior management. All committee members are “independent” as defined by New York Stock Exchange listing standards. The committee met five times in 2003. Mr. Lawless is Chairperson, and Messrs. Becker, Bramble, Kelly and Sullivan and Ms. Martin are members.

Nominating and Corporate Governance Committee: This committee considers and recommends to the Board nominees for election as directors, including nominees recommended by shareholders. It oversees corporate governance, annual evaluations of the Board and its committees, and committee structure, membership and functions. The committee periodically reviews Constellation Energy’s Principles of Business Integrity. All committee members are “independent” as defined by New York Stock Exchange listing standards. The committee met twice in 2003. Mr. Sullivan is Chairperson, and Messrs. Becker, Bramble, Kelly and Lawless and Ms. Martin are members.

Constellation Energy maintains on its website, www.constellation.com, copies of the charters of each of the committees of the Board of Directors, as well as copies of its Corporate Governance Guidelines, Principles of Business Integrity, Corporate Compliance Program and Insider Trading Policy. Copies of these documents are also available in print upon request of Constellation Energy’s Corporate Secretary. The Principles of Business Integrity is a code of ethics which applies to all of our directors, officers and employees, including the chief executive officer, chief financial officer and chief accounting officer. We will post any amendments to, or waivers of, the Principles of Business Integrity applicable to our chief executive officer, chief financial officer or chief accounting officer on our website.

In addition, the Board of Directors has designated the Chairperson of the Nominating and Corporate Governance Committee to act as its “Lead Director”. In that capacity, the current Chairperson, Mr. Sullivan, has the following duties and authority:

•	Presiding at all meetings of the Board where the Chairman of the Board is not present

•	Serving as a liaison between the Chairman of the Board and the independent directors

•	Approving information sent to the Board, and agendas and meeting schedules for Board meetings

•	Authority to call meetings of independent directors

•	Chairing executive sessions of the independent members of the Board

•	Serving as contact for shareholder complaints (other than auditing/accounting complaints, for which the Chairperson of the Audit Committee is the contact for shareholders)

Interested parties may communicate directly with Mr. Sullivan in his capacity as Lead Director by writing to the Corporate Secretary, Constellation Energy Group, Inc., 750 E. Pratt Street, 18th Floor, Baltimore, MD 21202, or by calling 1-877-248-1476.

NOMINATIONS FOR DIRECTOR

The Board seeks diverse candidates who possess the background, skills and expertise to make a significant contribution to the Board, Constellation Energy and its shareholders. Annually, the Nominating and Corporate Governance Committee is required to review the qualifications and backgrounds of the directors whose terms expire the next year, as well as the overall composition of the Board, and to recommend to the full Board the slate of directors to be recommended for nomination for election at the next annual meeting of shareholders. The Board of Directors has adopted a policy whereby the Nominating and Corporate Governance Committee shall consider the recommendations of Constellation Energy’s shareholders with respect to candidates for election to the Board of Directors and the process and criteria for nomination of directors on the same basis as those currently used by Constellation Energy or otherwise suggested by the Board of Directors or management.

Constellation Energy’s Corporate Governance Guidelines, a copy of which is maintained on our website, www.constellation.com, include the following criteria that are to be considered by the Nominating and Corporate Governance Committee and Board of Directors in considering candidates for nomination to the Board:

•	Experience, including leadership experience in business or administrative activities; breadth of knowledge about issues affecting Constellation Energy and the industries/markets in which it operates; and the ability and willingness to contribute special competencies to Board activities.

•	Personal attributes, including unquestioned personal integrity; loyalty to Constellation Energy and concern for its success and welfare; willingness to criticize and to apply sound business ethics and independent judgment; awareness of the director’s role in Constellation Energy’s corporate citizenship responsibilities and image; availability for meetings and consultation on Constellation Energy matters; broad contacts with relevant business and political leaders; and willingness to assume broad stewardship responsibility on behalf of all constituents for the management of Constellation Energy.

•	Each Board member is expected to devote sufficient time to carrying out Board duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time.

•	Each director should be a shareholder and have a financial stake in Constellation Energy. While no specific share ownership by an individual director is required, it is expected that each director will develop a meaningful ownership position in Constellation Energy over time, consistent with individual circumstances.

•	Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, sexual orientation, ancestry, national origin or disability.

Each of the nominees for director proposed by the Board of Directors is a current director of Constellation Energy.

A shareholder who wishes to recommend to the Nominating and Corporate Governance Committee a nominee for director for the 2005 annual meeting of shareholders should submit the recommendation in writing to the Corporate Secretary, Constellation Energy Group, Inc., 750 E. Pratt Street, 18th Floor, Baltimore, MD 21202, by no later than January 27, 2005.

SHAREHOLDER COMMUNICATIONS

The Board of Directors has adopted a policy whereby any communications from shareholders of Constellation Energy to the Board of Directors shall be directed to the Corporate Secretary, who shall (i) determine whether any of such communications are significant, and promptly forward significant communications to the Board of Directors, and (ii) keep a record of all shareholder communications that the Corporate Secretary deems not to be significant and report such communications to the Board on a periodic basis, but not less frequently than quarterly.

A shareholder who wishes to communicate to the Board of Directors may submit such communication in writing to the Corporate Secretary, Constellation Energy Group, Inc., 750 E. Pratt Street, 18th Floor, Baltimore, MD 21202, or call 1-877-248-1476.

The Board of Directors has adopted a policy which encourages each director to attend the annual meeting of shareholders. All of the directors in office as of the date of the 2003 annual meeting of shareholders attended the meeting.

DIRECTORS’ COMPENSATION

The Board met eight times for regularly scheduled meetings in 2003. Each of the directors attended 75% or more of the total number of meetings of the Board and of any committees on which the director served.

We do not pay directors who are also employees of Constellation Energy or its subsidiaries for their service as directors. In 2003, non-employee directors received the following compensation:

•	$30,000 annual retainer, a $10,000 annual retainer for the audit committee chairperson and a $5,000 annual retainer for each other committee chairperson,

•	common stock award with a value of approximately $35,000, which stock (i) is subject to pro rata forfeiture if Board service ceases during the year and (ii) may not be sold or otherwise transferred by the director until the end of their Board service,

•	$1,250 fee for each regular or special Board or Board committee meeting attended, and

•	reasonable travel expenses to attend meetings.

Directors had the opportunity to elect to defer some or all of their retainers in deferred stock units, or in a cash account, and to defer some or all of their fees in a cash account. Deferred stock units are bookkeeping entries that track the performance of Constellation Energy common stock and are not actual shares of stock. The bookkeeping entries reflect Constellation Energy common stock price changes, dividends, stock splits and other capital changes. At the end of their Board service, directors receive cash based on the value of their deferred stock units.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

James R. Curtiss, a director of Constellation Energy, is a partner in the law firm of Winston & Strawn. A subsidiary of Constellation Energy paid fees to this firm for legal services rendered in 2003.

Thomas F. Brady, an Executive Vice President of Constellation Energy, also serves as a trustee of Corporate Office Properties Trust (COPT). Constellation Energy sold certain real estate holdings to COPT in 2003 for an aggregate price of approximately $30 million. The real estate sales were made on an arm’s length basis.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of Constellation Energy’s responsibility relating to: (i) the integrity of Constellation Energy’s financial statements; (ii) compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the performance of Constellation Energy’s internal auditors and independent auditor; (v) risk assessment; and (vi) risk management. We operate pursuant to a charter that was last amended and restated by the Board in October 2003, a copy of which is attached hereto as Appendix A. Management of Constellation Energy is responsible for the preparation, presentation and integrity of Constellation Energy’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Constellation Energy’s financial statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

In the performance of our oversight function, we have considered and discussed the audited financial statements with management and the independent auditors. We rely without independent verification on the information provided to us and on the representations made by management and the independent auditors. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, we have received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and have considered whether the provision of non-audit services by the independent auditors to Constellation Energy is compatible with maintaining the auditor’s independence and have discussed with the auditors the auditors’ independence.

Based upon the reports and discussions described in this report, we recommended to the Board that the audited financial statements be included in Constellation Energy’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

James T. Brady, Chairman Yves C. de Balmann	Freeman A. Hrabowski, III Nancy Lampton

SECURITY OWNERSHIP

Stock Ownership of Five Percent Beneficial Owners

As of March 19, 2004, to the knowledge of the Board of Directors of Constellation Energy, the only persons beneficially owning more than 5% of Constellation Energy voting securities were:

Name and address of beneficial owner	Title of Class	Amount of beneficial ownership	Percent of class
AXA Financial, Inc.[1] 1290 Avenue of the Americas New York, New York 10104	Common Stock	15,926,816	9.5%

Capital Research and Management Company[2] 333 South Hope Street Los Angeles, CA 90071	Common Stock	9,151,800	5.4%

Barclays Private Bank Limited[3] 59/60 Grosvenor Street London, WIX 9DA England	Common Stock	8,575,562	5.1%

1.	According to Schedule 13G dated February 13, 2004, AXA Financial, Inc. (AXA), a parent holding company, has disclosed that as of December 31, 2003, AXA, together with certain entities that control AXA, directly or indirectly, had sole power to direct the vote of 7,407,676 shares, shared power to vote 2,583,135 shares, sole power to direct the disposition of 14,861,072 shares, and shared power to direct the disposition of 1,065,744 shares. AXA Financial, Inc. is the parent of Alliance Capital Management L.P.
2.	According to Schedule 13G dated February 10, 2004.
3.	According to Schedule 13G dated February 13, 2004, Barclays Private Bank Limited has disclosed that as of December 31, 2003, it, together with certain affiliated entities, directly or indirectly, had sole power to direct the vote of 7,376,822 shares and the sole power to direct the disposition of 7,387,522 shares.

Stock Ownership of Directors and Executive Officers

The following table shows as of March 3, 2004, the beneficial ownership of Constellation Energy common stock of each director, the named executive officers shown in the Summary Compensation Table on page 15, and all directors and executive officers as a group. If the individual participates in Constellation Energy’s long-term incentive plans, Shareholder Investment Plan, or Employee Savings Plan, those shares are included. Each of the individuals listed in the table beneficially owned less than 1% of Constellation Energy’s outstanding shares of common stock. All directors and executive officers as a group beneficially owned approximately 1.4% of Constellation Energy’s outstanding shares of common stock. None of them beneficially owned shares of any other class of our or any of our subsidiaries’ equity securities.

Name	Beneficial Ownership (Shares of Common Stock)		Deferred Stock Units(1)
Douglas L. Becker	3,350		3,409
James T. Brady	3,423		1,584
Frank P. Bramble, Sr.	3,116		-0-
Thomas V. Brooks	305,615	(2)	12,610
Edward A. Crooke	82,052		-0-
James R. Curtiss	3,440		6,185
Yves C. de Balmann	2,010		1,248
Roger W. Gale	3,951		3,016
Frank O. Heintz	185,964	(3)	2,522
Freeman A. Hrabowski, III	3,606		5,641
Edward J. Kelly, III	3,108		-0-
Nancy Lampton	12,000	(4)	2,778
Robert J. Lawless	3,116		1,913
Lynn M. Martin	1,130		-0-
Mayo A. Shattuck III	675,477	(5)	50,441
E. Follin Smith	376,875	(6)	-0-
Michael D. Sullivan	9,623		2,103
Michael J. Wallace	395,847	(7)	-0-
All Directors and Executive Officers as a group (24 individuals)	2,419,856	(8)

(1)	For non-employee directors, deferred stock units represent the deferral of retainers in deferred stock units, as further described in Directors’ Compensation. For executive officers, deferred stock units represent fully vested restricted stock units that provide for the issuance of shares of common stock to the executive officer five years after the grant date and are subject to restrictions on transfer until that time.
(2)	Includes 265,318 shares that may be acquired by Mr. Brooks under currently exercisable stock options.
(3)	Includes 146,447 shares that may be acquired by Mr. Heintz under currently exercisable stock options.
(4)	Includes 5,000 shares held by Hardscuffle, Inc. Ms. Lampton disclaims beneficial ownership of such securities.
(5)	Includes 550,000 shares that may be acquired by Mr. Shattuck under currently exercisable stock options.
(6)	Includes 325,114 shares that may be acquired by Ms. Smith under currently exercisable stock options.
(7)	Includes 255,874 shares that may be acquired by Mr. Wallace under currently exercisable stock options.
(8)	Includes 1,793,437 shares that may be acquired by all directors and executive officers as a group under currently exercisable stock options.

EXECUTIVE COMPENSATION

2003 Summary Compensation Table

		Annual Compensation				Long-Term Compensation

						Awards			Payouts

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other ($)		Restricted Stock Awards ($)(2)		Securities Underlying Options (#)(3)	Long-Term Incentive Plan Payout ($)	All Other Compensation ($)(4)

Mayo A. Shattuck III(5) Chairman of the Board, President and Chief Executive Officer, Constellation Energy	2003 2002 2001	900,000 900,000 150,000	2,600,780 900,900 -0-	6,585 -0- -0-	(6)	3,349,984 2,212,491 -0-	(7) (8)	-0- 1,375,000 -0-	-0- -0- -0-	44,077 27,000 -0-

Thomas V. Brooks(9) President, Constellation Power Source, Inc. and Executive Vice President, Constellation Energy	2003 2002 2001	250,008 250,008 187,506	3,715,780 2,335,900 1,500,600	1,006 -0- -0-	(6)	890,684 -0- -0-	(10)	95,950 250,000 150,000	-0- 291,373 -0-	-0- -0- 1,000,000

Michael J. Wallace(11) President, Constellation Generation Group, LLC and Executive Vice President, Constellation Energy	2003 2002 2001	500,000 498,077 -0-	1,125,780 1,000,900 -0-	5,620 150,603 -0-	(6) (13)	680,446 3,622,217 -0-	(12) (14)	59,620 354,000 -0-	-0- -0- -0-	-0- 11,458 -0-

E. Follin Smith(15) Executive Vice President, Chief Financial Officer and Chief Administrative Officer, Constellation Energy	2003 2002 2001	375,000 370,833 181,731	1,125,780 750,900 175,375	7,276 -0- 63,125	(6) (17)	1,251,950 -0- -0-	(16)	63,340 256,000 150,000	-0- 290,543 -0-	40,097 11,125 5,250

F. O. Heintz President and Chief Executive Officer, Baltimore Gas and Electric Company and Executive Vice President, Constellation Energy	2003 2002 2001	375,000 365,833 317,500	475,780 378,600 52,000	2,773 -0- -0-	(6)	638,258 -0- -0-	(18)	63,340 150,000 -0-	-0- -0- -0-	292,974 22,519 29,900

Notes to 2003 Summary Compensation Table:

(1)	The amounts in the Bonus column include for certain executives the short-term incentive bonus, bonus under the disability insurance plan and a retention incentive. A breakdown of the 2003 amounts in the Bonus column is shown below.

Name	Short-Term Incentive Bonus ($)		Disability Insurance Plan Bonus ($)	Retention Incentive ($)	Total ($)
	Cash	Stock Units*

M. A. Shattuck III T. V. Brooks M. J. Wallace E. F. Smith F. O. Heintz	2,600,000 2,525,000 1,125,000 1,125,000 375,000	500,000 100,000	780 780 780 780 780	690,000	2,600,780 3,715,780 1,125,780 1,125,780 475,780

* The value of stock units that are fully vested but are subject to transfer restriction until February 26, 2009. The units are valued at fair market value on the date of grant ($39.65 closing price per share for Constellation Energy’s common stock on February 26, 2004, as listed in the Wall Street Journal). Dividend equivalents on these units are accumulated and used to purchase additional units.

(2)	The following executives held shares of restricted stock listed below at December 31, 2003. For shares granted during 2003, the fair-market value of these shares on the date of grant is also included in the Restricted Stock Awards column above:

	Shares (#)	Market Value ($)
M. A. Shattuck III	102,285	4,005,481
T. V. Brooks	29,706	1,163,287
M. J. Wallace	72,896	2,854,607
E. F. Smith	26,768	1,048,235
F. O. Heintz	13,213	517,421

The fair-market value for the shares held is based on the $39.16 closing price per share for Constellation Energy common stock on December 31, 2003.

(3)	Options were granted to certain executives on May 2, 2003 under Constellation Energy’s Long-Term Incentive Plan and vest and become exercisable in three equal annual installments beginning May 2, 2004. See the Option Tables on pages 18 and 19.
(4)	The amounts in the All Other Compensation column include for certain executives Constellation Energy’s matching contributions under its savings plans, payout of accrued vacation and amounts related to a split dollar life insurance program. A breakdown of the 2003 amounts in the All Other Compensation column is shown on page 18.
(5)	Mr. Shattuck became an employee in November 2001.
(6)	Represents payroll taxes paid by Constellation Energy on behalf of the executive.
(7)	Represents the following:
(i)	52,285 shares of service-based restricted stock that were granted to Mr. Shattuck on February 26, 2003 that vested one year after the grant date. The shares are valued at the fair-market value on the date of grant ($25.82 closing price per share for Constellation Energy common stock on February 26, 2003). Dividends on these shares are paid directly to Mr. Shattuck; and
(ii)	50,441 stock units that were granted to Mr. Shattuck on February 26, 2004, that are fully vested but are subject to transfer restriction until February 26, 2009. The units are valued at fair market value on the date of grant ($39.65 closing price per share for Constellation Energy’s common stock on February 26, 2004). Dividend equivalents on these units are accumulated and used to purchase additional units.
(8)	Represents 83,333 shares of service-based restricted stock that were granted to Mr. Shattuck on January 1, 2002 (33,333 shares vested one year after the grant date and 50,000 shares will vest five years after the grant date). The shares are valued at the fair-market value on the date of grant ($26.55 closing price per share for Constellation Energy common stock on December 31, 2001). Dividends on these shares are paid directly to Mr. Shattuck.
(9)	Mr. Brooks became an employee in April 2001.
(10)	Represents the following:
(i)	24,206 shares of service-based restricted stock that were granted to Mr. Brooks on February 26, 2003 that vested one year after the grant date. The shares are valued at the fair-market value on the date of grant ($25.82 closing price per share for Constellation Energy common stock on February 26, 2003). Dividends on these shares are paid directly to Mr. Brooks;
(ii)	5,420 shares of service- and performance-based restricted stock that were granted at target to Mr. Brooks on May 2, 2003 under Constellation Energy’s Long-Term Incentive Plan and that were subject to payout based on Constellation Energy’s 2003 total shareholder return (TSR) relative to the 2003 TSR of Constellation Energy’s peers. These target shares are valued at fair market value on the date of grant ($28.77 closing price per share for Constellation Energy common stock on May 2, 2003). Shares paid out based on Constellation Energy’s 2003 relative TSR performance vest ratably over three years beginning May 2, 2004. Dividends on unvested shares are accumulated and used to purchase additional shares; and
(iii)	2,768 shares of service-based restricted stock that were granted to Mr. Brooks on February 26, 2004 based on Constellation Energy’s 2003 relative TSR performance above target. These shares are valued at fair market value on the date of grant ($39.65 closing price per share for Constellation Energy’s common stock on February 26, 2004). Shares vest ratably in three installments on May 2, 2004, May 2, 2005 and May 2, 2006. Dividends on unvested shares are accumulated and used to purchase additional shares.
(11)	Mr. Wallace became an employee in January 2002.
(12)	Represents the following:
(i)

13,880 shares of service- and performance-based restricted stock that were granted at target to Mr. Wallace on May 2, 2003 under Constellation Energy’s Long-Term Incentive Plan and that were subject to payout based on Constellation Energy’s 2003 total shareholder return (TSR) relative to the 2003 TSR of Constellation Energy’s peers. These target shares are valued at fair market value on the date of grant ($28.77 closing price per share for Constellation Energy common stock on May 2, 2003). Shares paid out based on Constellation Energy’s 2003 relative TSR performance vest ratably over three years beginning May 2, 2004. Dividends on unvested shares are accumulated and used to purchase additional shares; and

(ii)	7,090 shares of service-based restricted stock that were granted to Mr. Wallace on February 26, 2004 based on Constellation Energy’s 2003 relative TSR performance above target. These shares are valued at fair market value on the date of grant ($39.65 closing price per share for Constellation Energy’s common stock on February 26, 2004). Shares vest ratably in three installments on May 2, 2004, May 2, 2005 and May 2, 2006. Dividends on unvested shares are accumulated and used to purchase additional shares.
(13)	Represents $120,836 for relocation expenses, $17,410 for car and parking expenses, and $12,357 for personal legal expenses.
(14)	Represents 136,430 shares of service-based restricted stock that were granted to Mr. Wallace on January 1, 2002 (48,810 shares vested one year after the grant date, 28,810 shares vested two years after the grant date, 28,810 shares will vest three years after the grant date, and 30,000 shares will vest five years after the grant date). The shares are valued at the fair-market value on the date of grant ($26.55 closing price per share for Constellation Energy common stock on December 31, 2001). Dividends on these shares are paid directly to Mr. Wallace.
(15)	Ms. Smith became an employee in June 2001.
(16)	Represents the following:
(i)	13,555 shares of service-based restricted stock that were granted to Ms. Smith on February 26, 2003 that vested one year after the grant date. The shares are valued at the fair-market value on the date of grant ($25.82 closing price per share for Constellation Energy common stock on February 26, 2003). Dividends on these shares are paid directly to Ms. Smith;
(ii)	13,020 shares of service- and performance-based restricted stock that were granted at target to Ms. Smith on May 2, 2003 under Constellation Energy’s Long-Term Incentive Plan and that were subject to payout based on Constellation Energy’s 2003 total shareholder return (TSR) relative to the 2003 TSR of Constellation Energy’s peers. These target shares are valued at fair market value on the date of grant ($28.77 closing price per share for Constellation Energy common stock on May 2, 2003). Shares paid out based on Constellation Energy’s 2003 relative TSR performance vest ratably over three years beginning May 2, 2004. Dividends on unvested shares are accumulated and used to purchase additional shares; and
(iii)	12,739 shares of service-based restricted stock that were granted to Ms. Smith on February 26, 2004 and 561 shares of service-based restricted stock that were granted to Ms. Smith on March 25, 2004, based on Constellation Energy’s 2003 relative TSR performance above target. These shares are valued at fair market value on the date of grant (closing price per share for Constellation Energy’s common stock on February 26, 2004 of $39.65 and on March 25, 2004 of $39.70). Shares vest ratably in three installments on May 2, 2004, May 2, 2005 and May 2, 2006. Dividends on unvested shares are accumulated and used to purchase additional shares.
(17)	Represents $34,688 for personal legal expenses, $21,917 for relocation expenses and $6,520 for car and parking.
(18)	Represents the following:
(i)	13,020 shares of service- and performance-based restricted stock that were granted at target to Mr. Heintz on May 2, 2003 under Constellation Energy’s Long-Term Incentive Plan and that were subject to payout based on Constellation Energy’s 2003 total shareholder return (TSR) relative to the 2003 TSR of Constellation Energy’s peers. These target shares are valued at fair market value on the date of grant ($28.77 closing price per share for Constellation Energy common stock on May 2, 2003). Shares paid out based on Constellation Energy’s 2003 relative TSR performance vest ratably over three years beginning May 2, 2004. Dividends on unvested shares are accumulated and used to purchase additional shares; and
(ii)

6,650 shares of service-based restricted stock that were granted to Mr. Heintz on February 26, 2004 based on Constellation Energy’s 2003 relative TSR performance above target. These shares are valued at fair market value on the date of grant ($39.65 closing price per share for Constellation Energy’s common stock on February 26, 2004). Shares vest ratably in three installments on May 2, 2004, May 2,

2005 and May 2, 2006. Dividends on unvested shares are accumulated and used to purchase additional shares.

All Other Compensation

	Savings Plans Matching Contributions($)	*Accrued Vacation Cashed Out($)	**Split Dollar Life Insurance Program Benefits($)	Total($)

M. A. Shattuck III	28,500	15,577	-0-	44,077
T. V. Brooks	-0-	-0-	-0-	-0-
M. J. Wallace	-0-	-0-	-0-	-0-
E. F. Smith	11,250	28,847	-0-	40,097
F. O. Heintz	11,250	168,753	112,971	292,974

*	During 2003, all Constellation Energy employees with accrued vacation as of January 1, 2003 in excess of 80 hours received a payout for such excess hours.

**	No premiums were paid under any policies providing split dollar life insurance benefits during 2003. Represents interest on the cumulative corporate funds used to pay prior year annual premiums on policies providing split dollar life insurance benefits (calculated at the Internal Revenue Service’s blended rate) and proceeds related to the termination of Constellation Energy’s split dollar program.

Option Grant Table

The following table shows the number of options to purchase Constellation Energy common stock that were granted by Constellation Energy during 2003 to the persons named in the Summary Compensation Table on page 15.

STOCK OPTION GRANTS IN 2003

Individual Grants

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)

M. A. Shattuck III	-0-	N/A	N/A	N/A	N/A

T. V. Brooks	95,950	6.42%	28.81	05/02/13	643,825	(2)

M. J. Wallace	59,620	3.99%	28.81	05/02/13	400,050	(2)

E. F. Smith	63,340	4.24%	28.81	05/02/13	425,011	(2)

F. O. Heintz	63,340	4.24%	28.81	05/02/13	425,011	(2)

(1)	Represents an option grant made on May 2, 2003 pursuant to Constellation Energy’s Long-Term Incentive Plan. The option grant vests and becomes exercisable in three equal annual installments beginning on May 2, 2004.
(2)	Based on Black-Scholes option pricing model. The following assumptions were used in calculating the Grant Date Present Value:

Grant Date	Dividend Yield	Risk-Free Rate of Return	Adjustment for Risk of Forfeiture	Expected Volatility	Option Term	Expected Life	Black- Scholes Value

05/02/03	3.25%	2.92%	3.00%	32.05%	10 yrs.	5 yrs.	$6.71

Aggregated Option Exercises and Year End Option Values

AGGREGATED OPTION EXERCISES IN 2003

AND OPTION VALUES AT DECEMBER 31, 2003

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2003 Exercisable/Unexercisable (#)	Value of Unexercised In-the-Money Options at December 31, 2003 Exercisable/Unexercisable ($) (1)

M. A. Shattuck III	0	0	275,000/1,100,000	3,088,250/12,353,000
T. V. Brooks	0	0	233,334/262,616	2,774,505/2,318,077
M. J. Wallace	0	0	236,000/177,620	2,650,280/1,942,207
E. F. Smith	0	0	304,000/165,340	3,786,752/1,691,697
F. O. Heintz	0	0	125,333/163,340	767,385/1,450,569

(1)	Based on $39.16, the closing price per share of Constellation Energy common stock on December 31, 2003 as listed in The Wall Street Journal.

Pension Benefits

The table below shows annual pension benefits payable at normal retirement to executives, including the individuals named in the Summary Compensation Table on page 15. Normal retirement is available beginning at age 62 for each of these executives except Mr. Brooks, whose normal retirement begins at age 65. At normal retirement, pension benefits are computed at 60% of total final average salary plus bonus for Mr. Shattuck, at 29% for Mr. Brooks, at 43% for Mr. Wallace, at 55% for Ms. Smith, and at 53% for Mr. Heintz.

Total Final Average Salary and Bonus	Percentage of Final Average Salary and Bonus

	29%	43%	53%	55%	60%

$ 400,000	$116,000	$172,000	$212,000	$220,000	$240,000
450,000	130,500	193,500	238,500	247,500	270,000
500,000	145,000	215,000	265,000	275,000	300,000
550,000	159,500	236,500	291,500	302,500	330,000
700,000	203,000	301,000	371,000	385,000	420,000
750,000	217,500	322,500	397,500	412,500	450,000
800,000	232,000	344,000	424,000	440,000	480,000
850,000	246,500	365,500	450,500	467,500	510,000
900,000	261,000	387,000	477,000	495,000	540,000
950,000	275,500	408,500	503,500	522,500	570,000
1,000,000	290,000	430,000	530,000	550,000	600,000
1,100,000	319,000	473,000	583,000	605,000	660,000
1,200,000	348,000	516,000	636,000	660,000	720,000
1,300,000	377,000	559,000	689,000	715,000	780,000
1,350,000	391,500	580,500	715,500	742,500	810,000
1,400,000	406,000	602,000	742,000	770,000	840,000
1,500,000	435,000	645,000	795,000	825,000	900,000
1,550,000	449,500	666,500	821,500	852,500	930,000
1,600,000	464,000	688,000	848,000	880,000	960,000
1,700,000	493,000	731,000	901,000	935,000	1,020,000
2,500,000	725,000	1,075,000	1,325,000	1,375,000	1,500,000
2,600,000	754,000	1,118,000	1,378,000	1,430,000	1,560,000
2,650,000	768,500	1,139,500	1,404,500	1,457,500	1,590,000
2,700,000	783,000	1,161,000	1,431,000	1,485,000	1,620,000
2,800,000	812,000	1,204,000	1,484,000	1,540,000	1,680,000

Salary and bonus used to compute pension benefits are calculated in the same manner as shown in the Summary Compensation Table on page 15. There is no offset of pension benefits for social security or other amounts. Compensation used to compute pension benefits for the individuals named in the Summary Compensation Table as of December 31, 2003 was as follows:

M. A. Shattuck III	$2,650,000
T. V. Brooks	450,008
M. J. Wallace	1,562,500
E. F. Smith	1,310,417
F. O. Heintz	745,417

Constellation Energy has a program to secure the supplemental pension benefits for executive officers, and a program to secure deferred compensation of executive officers, including most of those listed in the Summary Compensation Table on page 15. These programs do not increase the amount of supplemental pension benefits or deferred compensation. To provide security, accrued supplemental pension benefits and deferred compensation are funded through a trust at the time they are earned. An executive officer’s accrued benefits in the supplemental pension trust become vested when any of these events occur: retirement eligibility; termination, demotion or loss of benefit eligibility without cause; a change of control of Constellation Energy followed within two years by the executive’s demotion, termination or loss of benefit eligibility; or reduction of previously accrued benefits. As a result of becoming vested, the executive would be entitled to a payout of the vested amount from the supplemental pension trust at employment termination. An executive’s benefits under the deferred compensation plan always are fully vested and are payable at employment termination.

Severance and Other Agreements

Constellation Energy has severance agreements with Messrs. Shattuck, Wallace and Heintz and Ms. Smith. The severance agreements provide benefits if (1) there is a change in control of Constellation Energy, and (2) within two years of the change in control, the executive’s employment is terminated without cause, or the executive resigns for good reason. The executives are required to release Constellation Energy and its subsidiaries from legal claims as a condition to receiving the benefits.

The severance agreements provide benefits equal to three times the sum of (1) the executive’s annual base salary and (2) the average of the executive’s two highest annual incentive awards paid (or deemed paid at target for recently hired executives) in the last five years. Payment is made in a cash lump sum after employment ceases.

The agreements also provide enhanced retirement benefits, computed assuming the executive: (1) has service equal to actual service plus 3 years of deemed service (Mr. Wallace’s agreement provides a minimum 40% service percentage); and (2) has satisfied the minimum age and service eligibility requirements for benefits under the supplemental retirement plan. If Mr. Wallace is otherwise eligible to retire under the terms of the supplemental retirement plan, his agreement also provides retirement benefits computed without any penalty for early retirement.

For each executive, the agreement further provides for the payment of the present value of the employer subsidy for medical and dental benefits for active employee medical and dental benefits for 3 years. Also, for an executive who is at least age 55 with seven or more years of service, the agreement provides for the payment of the present value of the employer subsidy for medical and dental benefits for retired employees (based on the deemed age and service used above to compute retirement benefits). Each executive is also entitled to 60 days of outplacement services at a cost not to exceed $50,000.

Constellation Energy also has a severance agreement with Mr. Brooks. The agreement provides a severance payment if (1) there is a change in control of Constellation Energy, and (2) within two years of the change in control, Mr. Brooks’ employment is terminated without cause, or Mr. Brooks resigns for good reason. Mr. Brooks is required to release Constellation Energy and its subsidiaries from legal claims as a condition to receiving a severance payment. The agreement provides a payment equal to the lesser of (1) two times the sum of (a) Mr. Brooks’ annual base salary and (b) the average of his two highest annual incentive awards paid in the last five years or (2) $5,000,000. Payment is made in a cash lump sum after employment ceases.

Upon a change of control of Constellation Energy, each executive is also entitled to an accelerated payout of restricted stock or acceleration of the option exercise period in accordance with the terms of the Long-Term Incentive Plan. Also, the executive is entitled to an accelerated annual incentive payment, computed assuming maximum performance achievement and pro-rated for service during the performance period in the event of a change of control of Constellation Energy and termination of the executive’s employment within two years thereafter.

When Mr. Brooks was hired in 2001, Constellation Energy agreed to reimburse him for up to $3,000,000 of loss in equity awards from his former employer to the extent the loss is caused by certain future events. If at any time Mr. Brooks’ employment is terminated by Constellation Energy without cause, Constellation Energy will reimburse him for any such loss. If before April 2003 a change in control of Constellation Energy had occurred and Mr. Brooks resigned because his duties were diminished, or if any time after March 2003 he voluntarily resigns, Constellation Energy will reimburse him for any such loss. Constellation Energy is not obligated to reimburse Mr. Brooks for any such loss if (i) he takes any action which relieves the former employer from its obligation to deliver the equity awards or the equity awards vest (except in the event the former employer fails to deliver such awards due to actions taken by Mr. Brooks in his capacity as an employee of Constellation Energy that are within the scope of his duties), (ii) he retains his right to receive the equity awards after any termination of employment with Constellation Energy, or (iii) the value of the vested equity awards at any time exceeds $3,000,000.

During 2001, as part of its efforts to retain Mr. Brooks so that Constellation Energy may continue to benefit from his significant expertise in the wholesale marketing and risk management business, Constellation Energy agreed to pay him a total cash amount of $1,150,000—40% vested on July 1, 2002 and the remaining 60% vested on July 1, 2003. The 60% that vested in 2003 totaled $690,000 and is shown in the column of the Summary Compensation Table on page 15 titled Bonus.

When he was hired in January 2002, Mr. Wallace entered into an employment agreement with Constellation Energy that is effective until December 31, 2004. Under the terms of the agreement, Mr. Wallace serves as President of Constellation Energy’s Constellation Generation Group, LLC, at a minimum annual base salary of $500,000. For 2003 and 2004, Mr. Wallace’s annual incentive award percentage of base pay target opportunity will be no less than the target opportunity percentage for Constellation Energy’s Chief Executive Officer. The agreement also provided for grants of restricted stock and stock options, which were previously disclosed. The agreement further provides seven years of vesting service under the supplemental pension plan. In the event of termination of Mr. Wallace’s employment by Constellation Energy without cause or Mr. Wallace’s resignation from employment with Constellation Energy for good reason, subject to his execution of a waiver releasing Constellation Energy and its affiliates from any claims, base salary will be paid through December 31, 2004, annual incentive awards through December 31, 2004 will be paid at target, the restricted stock and stock options will be subject to accelerated vesting, and supplemental pension plan benefits will fully and immediately vest.

When Ms. Smith was hired in 2001, Constellation Energy agreed to grant her options to purchase Constellation Energy common stock, with an aggregate value of $1,500,000, a ten year exercise period, and vesting in three equal annual installments beginning no later than November 22, 2001. To satisfy this commitment, in 2001 Constellation Energy granted Ms. Smith an option to purchase 150,000 shares of stock, and on February 5, 2002 granted Ms. Smith an option to purchase 206,000 shares of stock. Both grants were previously disclosed. Constellation Energy also agreed that if any event occurs (such as termination of Ms. Smith’s employment) that would cause any such stock options to expire prior to the end of the ten year exercise period, Constellation Energy will make an immediate cash payment to compensate her for any lost value due to such early expiration, up to $1,500,000. However, Ms. Smith is not entitled to any such payment if she becomes employed by a direct competitor of Constellation Energy prior to the expiration date.

Constellation Energy also entered into a severance agreement with Ms. Smith, and in the event her employment is terminated by Constellation Energy without cause or if she resigns from her employment with Constellation Energy for good reason between certain dates, Constellation Energy will pay her the following aggregate cash amounts in 24 equal monthly installments: (i) May 22, 2001 and December 31, 2003—$1,400,000; (ii) January 1, 2004 and December 31, 2004—$1,000,000; and (iii) January 1, 2005 and December 31, 2005—$700,000. The agreement also provides that outstanding equity awards will continue to vest on schedule in the event Ms. Smith’s employment is terminated by Constellation Energy without cause or if she resigns from her employment with Constellation Energy for good reason before 2006.

COMMON STOCK PERFORMANCE GRAPHS

5-Year Performance Graph

The following graph assumes $100 was invested on December 31, 1998, in Baltimore Gas and Electric Company common stock until April 30, 1999 and in Constellation Energy common stock since then, and compares the share price performance with the S&P 500 Index and the Dow Jones Electric Utilities Index. Total return is computed assuming reinvestment of dividends.

1-Year Performance Graph

The following graph assumes $100 was invested on December 31, 2002 in Constellation Energy common stock and compares the share price performance with the S&P 500 Index and the Dow Jones Electric Utilities Index. Total return is computed assuming reinvestment of dividends.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee is responsible for executive compensation policies. We also approve all compensation plans, specific salary amounts, and other compensation awards for individual executives. All of our Committee members are independent directors.

Philosophy

We design compensation policies to encourage executives to manage Constellation Energy and its subsidiaries (collectively, the company) in the best long-term interests of shareholders and to enable the company to attract and retain executives best suited to drive its success over the long term. The Committee has retained an outside executive compensation consultant as our advisor in the areas of executive compensation and benefits.

Our Committee recognizes that the relevant labor market for the company’s executive talent is evolving as the company evolves. Historically, we have set executive compensation policy by comparing the company to a group of energy services companies similar in size to Constellation Energy that have significant nonregulated businesses. For some executives, we also used labor market data from various industries that utilize the same type of expertise required for our executive positions. Based on the company’s recent executive hiring experience, during 2004 the Committee will review and if necessary, redefine the company’s comparative labor market for purposes of establishing executive compensation and benefits.

The elements of executive compensation are:

•	base salary,
•	short-term incentive awards, and
•	long-term incentive awards.

The Committee’s philosophy is that base salary should be linked to the median level of the relevant labor market. Base salary and short-term incentive awards should approximate the median level of the relevant labor market for average performance, and the 75th percentile for superior performance. Long-term incentive awards for superior performance should bring total compensation to approximately the 75th percentile of the relevant labor market. Under this approach, a high proportion of executive compensation is “at risk” in the form of short- and long-term incentive opportunities. As described below, corporate and/or subsidiary business and individual performance are among the criteria we use in determining base salary, and are key components in determining both short-term and long-term incentive awards. Also, stock-based compensation such as stock options and restricted stock, link a significant portion of long-term compensation to stock price appreciation realized by all Constellation Energy stockholders.

The Committee has also established stock ownership guidelines for the company’s executives who are members of the executive management committee. The guidelines seek to align the interests of these executives with the interests of shareholders. The guidelines are designed to encourage long-term value creation, and require each executive to acquire holdings of company stock with a value equal to the following multiples of base salary:

• chief executive officer	7 times base salary
• executive vice presidents	5 times base salary
• senior vice presidents	3 times base salary

Annual Cash Compensation

Base Salary. We used compensation data developed by well recognized compensation consulting firms and the Committee’s compensation philosophy to determine base salary range increases for executives in 2003.

We determined that the base salaries we established in 2002 or before were appropriate for 2003 for Mr. Shattuck and the other named executives. Therefore, no base salary increase was approved during 2003 for these executives.

Short-Term Incentives. Bonus payments for Mr. Shattuck and other executives represent the short-term incentive component of executive compensation. The Committee considered bonuses for Mr. Shattuck and the other executives based on achievement of corporate financial and business plan objectives, and individual performance.

At the beginning of 2003, the Committee determined the appropriate short-term incentive amount at target performance for each executive. The Committee then established annual incentive performance metrics for threshold, target and superior performance based on the company’s 2003 adjusted earnings per share and for each level of performance, the Committee also established the maximum annual incentive award opportunity available to each executive. Further, at the beginning of the year, individual and business unit performance goals were established which included qualitative measures such as safety, customer satisfaction, and reliability.

Based on the company’s adjusted earnings per share performance, the total dollars available for short-term incentives were computed. The company’s 2003 adjusted earnings per share was in excess of the target performance level established by the Committee at the beginning of the year (and well in excess of the company’s 2002 adjusted earnings per share). In determining the actual bonus payments to be made to each executive, the Committee assessed individual and business unit performance against the pre-established quantitative and qualitative measures, and also took into account the following accomplishments: the response and restoration efforts of Baltimore Gas and Electric Company and other company business units related to Hurricane Isabel, including recognition with the Edison Electric Institute’s “Emergency Response of the Year” award; the increase in market share of the competitive supply businesses, including Constellation NewEnergy, Inc. serving more than 8,000 peak megawatts and 53 of the Fortune 100 companies and the on-going successful integration of Constellation NewEnergy, Inc., Alliance Energy, LLC and Fellon-McCord Associates, Inc.; the commencement in advance of the scheduled start date of operations of the High Desert Power Project, and its designation as Platts 2003 power plant of the year; the acquisition of Blackhawk Energy Services, LLC and Kaztex Energy Management, Inc.; successfully negotiating the acquisition agreement for the R.E. Ginna Nuclear Power Plant; the completion of the replacement of the steam generator at Calvert Cliffs in world record time; the increase in capacity factors at both Calvert Cliffs and Nine Mile Point; implementing significant cost savings initiatives; and the continued improvement in Constellation Energy’s balance sheet through the sale of non-core assets, refinancing of debt and cash flow from operations. Based on this review, the Committee made bonus payments for 2003 performance to Mr. Shattuck and the other named executives, in either cash or cash and stock units that are fully vested but subject to transfer restrictions for a five year period, as shown in the column in the Summary Compensation Table on page 15 titled Annual Compensation — Bonus.

Long-Term Incentives

The Constellation Energy Long-Term Incentive Plan will be in effect until 2012. The Plan allows various types of awards that are linked to corporate performance, including stock options as well as restricted stock, restricted stock units and performance units subject to performance-based contingencies. Outstanding grants under the Plan include performance-based restricted stock, restricted stock units, performance units and stock options. The value of these long-term incentive grants correlates to future performance: the performance-based restricted stock and performance unit grants are generally subject to forfeiture if performance criteria are not satisfied and the stock options provide value to the executive only to the extent the market price of Constellation Energy common stock appreciates over the option term. Most grants are subject to forfeiture if the executive’s employment terminates for certain reasons during the applicable performance period.

2003 Grants. During 2003, the Committee made various grants to provide appropriate levels of long-term incentive compensation to Mr. Shattuck and certain other executives.

In February 2003, the Committee recognized that certain of the executive officers have clearly demonstrated their collective ability to effectively execute the strategies necessary to advance Constellation Energy’s future success. In an effort to retain these executives and provide an incentive for their continued focus on the execution of Constellation Energy’s strategies, the Committee made the following grants of service-based restricted stock with a one year restriction period: to Mr. Shattuck 52,285 shares, to Mr. Brooks 24,206 shares, and to Ms. Smith 13,555 shares. Dividends on these shares are paid directly to each executive. The values of these shares on the date of grant are shown in the column of the Summary Compensation Table on page 15 titled Restricted Stock Awards and are also shown in footnote 2 in the Summary Compensation Table on page 15.

In May 2003, the Committee also granted to certain executives awards under the 2003 Long-Term Incentive Program (LTIP). These grants were awarded as follows:

•	50% of the grant value was delivered in non-qualified stock options with ratable vesting over three years. Awards become exercisable in three equal annual installments on May 2, 2004, May 2, 2005 and May 2, 2006. These options provide a reward for stock price appreciation over a long term period, aligning the interests of program participants with those of shareholders. The options granted are shown in the column of the Summary Compensation Table on page 15 titled Long-Term Compensation — Securities Underlying Options and in the Option Tables on pages 18 and 19.

•	The remaining 50% of the grant value was delivered in the form of performance-based restricted stock (PBRS). Shares of PBRS were granted at target and are paid out only if the company meets its performance objectives under the program. Dividends on the shares granted are accumulated and used to purchase additional shares during the restriction period. The primary performance criteria was Constellation Energy’s 2003 total shareholder return (TSR) relative to investment grade large and mid cap companies in the Dow Jones Electric Utilities Index. In 2003 the company’s TSR was 45%, placing it at the top quartile of companies in the comparator group and earning the maximum payout available under the PBRS element of this program. As a result, on February 26, 2004, the Committee granted additional shares of restricted stock for performance over target. Shares awarded vest ratably over three years beginning on May 2, 2004, thereby aligning management’s compensation with the long term growth of the company. The values of the PBRS grants are shown in the column of the Summary Compensation Table on page 15 titled Restricted Stock Awards and are also shown in footnote 2 in the Summary Compensation Table on page 15.

Special Service Award

The Committee recognized the significant achievements of Mr. Shattuck and the company since he became President and Chief Executive Officer of the company when he was hired on November 1, 2001. Mr. Shattuck has built and successfully motivated a highly talented management team that has closed four acquisitions and redefined the company’s strategic direction as a leader in competitive supply. The Committee noted that under Mr. Shattuck’s leadership the company’s common stock price has increased by more than 70% since November 1, 2001 and the company has consistently outperformed the Dow Jones Electric Utilities Index. The Committee determined that it would be appropriate to compensate Mr. Shattuck for this outstanding performance and on February 26, 2004 the Committee granted Mr. Shattuck 50,441 stock units that are fully vested but that are subject to transfer restriction until February 26, 2009, as shown in the column in the Summary Compensation Table on page 15 titled Restricted Stock Awards. Dividend equivalents on these units are accumulated and used to purchase additional units.

Policy Concerning $1 Million Deduction Limitation

Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction of public companies for compensation paid to their chief executive officers and the four other most highly compensated executive officers. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. Our Committee’s general intent is to design and administer the executive compensation programs in a manner that will preserve the deductibility of compensation payments to executive officers. However, this goal is secondary in importance to achievement of the company’s compensation philosophy discussed earlier in this report, including managing Constellation Energy and its subsidiaries in the best long-term interests of shareholders. We previously adopted, and our shareholders approved, the Executive Annual Incentive Plan and the Executive Long-Term Incentive Plan in order to meet the performance-based qualification under the Internal Revenue Code. While we adopted the above-mentioned plans, we feel it is appropriate to maintain the flexibility of our Committee to exercise judgment in assessing an executive’s performance in order to achieve the desired compensation objectives, which may result in certain nondeductible compensation payments from time to time.

Robert J. Lawless, Chairman	Edward J. Kelly, III
Douglas L. Becker	Lynn M. Martin
Frank P. Bramble, Sr.	Michael D. Sullivan

PROPOSAL NO. 2 —RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR 2004

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent auditors of Constellation Energy for the fiscal year ending December 31, 2004. PwC has been Constellation Energy’s independent auditors since 1941. A member of PwC will be at the annual meeting and will have the opportunity to make a statement and answer appropriate questions. If the shareholders fail to ratify PwC as the independent auditors, the Audit Committee will reconsider its selection.

Below is a breakdown of fees paid to PwC in 2002 and 2003:

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2002	$2,537,814	$233,604	$368,860	$717,550
2003	$3,430,996	$2,279,095	$126,803	$0

The “Audit-Related Fees” category consists for 2003 of advisory services with respect to Sarbanes-Oxley Act Section 404 attestation, and for 2002 and 2003 of fees paid in connection with audits of affiliates (i.e., unconsolidated entities that we have an investment in) and other services related to our annual audit and interim reviews including assistance with internal control reporting requirements. The “Tax Fees” category consists, for 2002, of fees paid in connection with corporate tax research assistance and tax services provided to certain executives of the Company and its subsidiaries, and for 2003 of fees paid in connection with executive tax services. The “All Other Fees” category consists, for 2002, of fees paid in connection with financial system design and implementation fees.

The Audit Committee is responsible for the appointment, compensation, and oversight of the work of Constellation Energy’s independent auditors. As part of this responsibility, the Audit Committee has adopted an Audit and Non-Audit Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditors must be approved. All services to be provided by the independent auditors as well as the related fees must be pre-approved by the Audit Committee. The Chairman of the Audit Committee has been delegated the authority to specifically pre-approve services. In no event may pre-approval authority be delegated to Constellation Energy management. In the course of carrying out its responsibilities, the Audit Committee considers whether any services proposed to be performed by the independent auditors are consistent with the rules promulgated by the Securities and Exchange Commission on auditor independence. The Audit Committee also considers the independent auditor’s familiarity with Constellation Energy’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Constellation Energy’s ability to manage or control risk or improve audit quality.

SUBMISSION OF SHAREHOLDER PROPOSALS

FOR NEXT YEAR

For inclusion in next year’s Proxy Statement. Any Constellation Energy shareholder who wants to include a proposal in the proxy statement for the 2005 annual meeting must deliver it so we receive it by December 13, 2004.

For presentation at the next Annual Meeting. Any Constellation Energy shareholder who wants to propose a nominee for election as a director or to present a proposal at the 2005 annual meeting must deliver it so we receive it by January 27, 2005. Nominations and proposals not received by this date may not be presented at the annual meeting.

Any proposals must be sent, in writing, to Kathleen A. Chagnon, Corporate Secretary, Constellation Energy Group, Inc., 750 E. Pratt Street, 18th Floor, Baltimore, MD 21202. Proposals will not be accepted by facsimile.

Appendix A

CHARTER OF

THE AUDIT COMMITTEE OF

CONSTELLATION ENERGY GROUP, INC.

Membership

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Constellation Energy Group, Inc. (the “Company”) shall consist of at least three directors. The Board shall appoint each Committee member. In addition to meeting the criteria for Board membership set forth in the Company’s Corporate Governance Guidelines, each Committee member shall be independent as determined pursuant to the Corporate Governance Guidelines and shall meet such requirements, if any, as mandated by the New York Stock Exchange and relevant listing standards and in accordance with the requirements of applicable laws, rules and regulations. Each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee shall have accounting or related financial management expertise, as such qualification is interpreted by the Board in its business judgment and qualify as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

Committee members shall hold office for one year and until their respective successors are elected and qualified, or until their earlier resignation, removal or death. The Board shall fill all vacancies and have the right to remove members, as specified in the Company’s bylaws and/or Charter. The Board shall designate one of the members to serve as Chairman of the Committee.

Meetings/Reports

The Committee shall meet periodically, as deemed necessary by the Chairman of the Committee, but in no event less frequently than once per calendar quarter. The Chairman (or in the Chairman’s absence, another member of the Committee designated by the Chairman) shall call and preside over meetings of the Committee. The Secretary of the Company (or in the Secretary’s absence, another individual designated by the Chairman or the Secretary) shall serve as Secretary of the Committee. The Secretary shall provide notice personally or by mail, telephone, facsimile or electronically to each member of the Committee of all meetings, not later than 12:00 p.m. (Eastern Standard Time) on the day immediately preceding the scheduled meeting date, unless those members who are not able to attend such meeting waive in writing (either in advance or following such meeting) the right to such notice. Attendance at any meeting by a member shall also be deemed to constitute a waiver of the above notice requirement unless at the meeting such member clearly announces his or her objection to the failure to provide such advance notice and such member does not otherwise attend or participate in such meeting. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Secretary shall keep written minutes of the proceedings and actions of the Committee.

Periodically, the Committee will meet privately in separate executive sessions, with each of management, the internal auditors and the independent auditor.

The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate. Each Committee member shall perform an annual evaluation of the Committee, as administered by the Nominating and Corporate Governance Committee.

Purpose

The purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s financial statements; (ii) compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the performance of the Company’s internal auditors and independent auditor; (v) risk assessment; and (vi) risk management. In addition, the Committee shall prepare the Committee report required by the proxy rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s proxy statement. The Committee is responsible for maintaining free and open communication between the Committee, the independent auditor, the internal auditors, and management of the Company and resolving any disagreements between management and the independent auditor regarding financial reporting.

In discharging its responsibilities, the Committee is not itself responsible for the planning or the performance of audits, or for any determination that the Company’s financial statements are complete and accurate, or prepared in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company, and it is the responsibility of the Company’s independent auditor to audit the Company’s financial statements.

The Committee, without having to seek Board or management approval, has the authority to conduct or authorize investigations into any matters within its scope of responsibilities, with the power to retain, at the Company’s expense, independent legal, accounting or other advisors if, in its judgment, that is appropriate. The Company shall make adequate provisions for the payment of all fees and other compensation approved by the Committee to the Company’s independent auditor, or to any consultants or experts employed by the Committee.

Responsibilities

Engagement and Oversight of Independent Auditor and Annual Audit

•	The Committee shall be responsible for the appointment (subject to shareholder ratification, if such ratification is required or sought), evaluation, termination and replacement of the Company’s independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting and approval of engagement fees and terms. The independent auditor shall report directly to the Committee. The Committee shall pre-approve all audit services and permitted non-audit services to be performed for the Company by the independent auditor. The Committee may adopt policies and procedures for the pre-approval of audit and permitted non-audit services (including pre-approval of fees), as permitted by applicable laws, rules and regulations.

•	The Committee shall monitor the independence of the independent auditor. The Committee shall require that the independent auditor submit to the Committee on an annual basis the Auditor’s Statement, as defined herein. The Committee shall review with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

•	Prior to the performance of the independent auditor’s annual audit, the Committee shall review the cost, scope and general plans for the audit and any attestations required to be provided by the independent auditor, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audit and/or attestation. At the conclusion of the audit and attestation, the Committee shall review the results of the audit and attestation and any comments or recommendations of the independent auditor, including management’s responses. The Committee shall review with the independent auditor any difficulties the auditor encountered in the course of the audit/attestation work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any disagreements with management. In addition, the Committee shall review with the independent auditor any accounting adjustments that were noted or proposed by the auditor but were not included in the financial statements, and any material written communication, including any “management” or “internal control” letters issued, or proposed to be issued, by the independent auditor to the Company.

•	The Committee shall review and evaluate the qualifications, performance and independence of lead audit partners, discuss the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the independent auditor.

Reports from Independent Auditor

•	Annually, the Committee shall review a report (the “Auditor’s Statement”) by the independent auditor describing: (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) the relationships between the independent auditor and the Company or any affiliate, including each non-audit service provided to the Company and the matters set forth in Independence Standards Board Standard No. 1.
•	Quarterly and prior to the release of the Company’s earnings for such quarter or the fiscal year, as appropriate, the Committee shall obtain from the independent auditor a report detailing: (i) critical accounting policies and practices to be used; (ii) alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; (iii) a summary of fees and expenses in a format sufficient for the Company to meet its reporting obligations under applicable laws, rules and regulations; and (iv) other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards, applicable laws, rules and regulations, and listing standards.

•	Annually, the Committee shall obtain from the independent auditor a report on its compliance with Section 10A of the Securities Exchange Act of 1934.

Accounting and Financial Reporting

•	The Committee shall discuss with management and the independent auditor the Company’s annual audited financial statements to be included in the Company’s annual report on Form 10-K, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (i) the independent auditor’s opinion with respect to the clarity of disclosures in the financial statements, (ii) the independent auditor’s judgment as to the quality of the accounting principles used in the preparation of the financial statements, (iii) any changes in the accounting policies or principles applied by the Company, (iv) the reasonableness of significant judgments, (v) any material correcting adjustments that have been identified by the independent auditor, and any material unadjusted differences, (vi) any major issues as to the adequacy of the Company’s internal control over financial reporting, and (vii) any special steps taken in light of any material control deficiencies or weaknesses. The Committee shall also discuss the results of the annual audit and any required attestation and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as it may be amended or supplemented from time-to-time including by SAS No. 90. Based on such discussion, the Committee shall make a determination whether to recommend to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K. The Committee shall also authorize the filing of the Company’s annual report on Form 10-K.

•	The Committee shall discuss with management and the independent auditor the Company’s quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and shall (i) discuss the independent auditor’s opinion with respect to such financial statements to determine that management and the independent auditor are satisfied with the content and disclosures in the financial statements that are included in the Company’s quarterly reports on Form 10-Q; (ii) discuss with the independent auditor the matters required to be discussed by SAS No. 61; and (iii) discuss the results of the independent auditor’s review of the Company’s quarterly financial information conducted in accordance with SAS No. 71.

•	Quarterly, the Committee shall discuss any issues regarding critical accounting policies, accounting principles, practices and judgments, and any significant unusual non-operating or non-recurring items.

•	Periodically, the Committee shall discuss with management, the internal auditors and the independent auditor the effect of new proposed regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements and other public disclosures.

Earnings and Other Financial Information

•	The Committee shall discuss with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be done generally (i.e., discussions of the types of information to be disclosed and type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

Proxy and Other Reports

•	The Committee shall prepare any report that is required to be prepared by the Committee and included in the Company’s proxy statement or any other required report. The Committee shall review any public disclosures to be made by the Company regarding audit and non-audit services provided by the independent auditor.

Internal Audit Function

•	Periodically, the Committee shall review the internal audit function of the Company, including the independence of its reporting obligations and the adequacy of the internal audit staffing.

•	Periodically, the Committee shall review and approve the proposed internal audit plans, and review progress reports on the conduct of the internal audit plan, a summary of findings from completed internal audits, and the status of open recommendations from previously completed internal audits.

Internal Controls

•	Quarterly the Committee shall discuss with management, the independent auditor and the internal auditors the Company’s disclosure controls and procedures and internal control over financial reporting (as defined by the rules of the SEC and the Public Company Accounting Oversight Board) and management’s evaluation of the effectiveness of such controls and procedures, as well as any required attestations to be provided by the independent auditor.

•	Quarterly the Committee shall discuss with management any report or certification required to be included in the Company’s quarterly reports on Form 10-Q or annual report on Form 10-K, including with respect to: (i) the design and operation of internal control over financial reporting; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and (iii) any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

•	Periodically, the Committee shall discuss with management, the independent auditor and the internal auditor, the adequacy and effectiveness of the Company’s other internal controls, elicit recommendations for the improvement of such other internal controls and review management’s responses thereto.

Legal/Compliance

•	Periodically, the Committee shall meet with the Company’s General Counsel to discuss any legal matters that could have a material impact on the Company’s financial statements, and the Company’s compliance with applicable laws, rules and regulations and listing standards. In addition, the Committee shall periodically meet with the General Counsel to receive and discuss a report on any material violations or potential material violations of law, breaches of duty to the Company and other substantial legal concerns, such as significant litigation and contingent liabilities, which have come to the attention of the General Counsel.

•	Periodically, the Committee shall meet with the Chief Compliance Officer and other management with respect to the Company’s compliance program generally, and review: (i) the dissemination of the Company’s Principles of Business Integrity; (ii) the Chief Compliance Officer’s review of compliance communications and training sessions generally, including their effectiveness; (iii) the results of any audits relating to compliance with laws or standards of conduct; (iv) the reporting system established under the Company’s compliance program; and (v) any recommendations made by the Chief Compliance Officer to management and implementation actions by management.

•	The Committee shall provide direction to the Chief Compliance Officer, Chief Financial Officer and Chief Audit Officer regarding any reported concerns regarding accounting, internal accounting controls or auditing matters.

•	The Committee shall report to the Board as needed with respect to the Committee’s meetings with the General Counsel, Chief Compliance Officer and other management, and with respect to the compliance program generally.

Risk Management

•	Periodically, the Committee shall review and discuss with management the Company’s major risk exposures (whether financial, operating or otherwise) and the measures management has taken to monitor, measure and control such exposures, including the guidelines and policies that govern the process by which risk assessment and management is undertaken and elicit recommendations for the improvement of the Company’s risk assessment and mitigation procedures.

Receipt of Complaints

•	The Committee shall establish procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Committee shall periodically review with management and the independent auditor any correspondence with, or action by, regulators or government agencies or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters.

Employment of Former Audit Staff

•	The Committee shall approve guidelines for the Company’s hiring of former employees of the independent auditor, which shall meet the requirements of applicable laws, rules and regulations and listing standards.

Delegation

•	The Committee may delegate any of its responsibilities to one or more members of the Committee, to the extent permitted by applicable laws, rules and regulations and listing standards.

ANNUAL MEETING OF SHAREHOLDERS OF

CONSTELLATION ENERGY GROUP, INC.

May 21, 2004

COMMON STOCK

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. THE ELECTION OF CLASS II DIRECTORS FOR A TERM TO EXPIRE IN 2007:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

O James T. Brady O James R. Curtiss O Edward J. Kelly, III O Robert J. Lawless

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR 2004.

PLEASE VOTE AND SIGN BELOW AND RETURN IN THE ENCLOSED ENVELOPE.

Please check this box if you plan to attend the meeting.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CONSTELLATION ENERGY GROUP, INC.

Common Stock Proxy for Annual Meeting of Shareholders—May 21, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Mayo A. Shattuck III and Michael D. Sullivan (or their substitutes, or one acting alone in the absence of the other), as proxies, with power to each to appoint a substitute and to revoke the appointment of such substitute, to vote all shares of common stock of Constellation Energy Group, Inc. which the undersigned is entitled to vote at the annual meeting to be held on May 21, 2004, and at any adjournments thereof, in the manner specified on the reverse side of this card with respect to each proposal identified thereon (as set forth in the Notice of Annual Meeting and Proxy Statement), and in their discretion on any other business that properly comes before the annual meeting.

Shares represented by all properly executed proxies will be voted at the annual meeting in the manner specified. If no specification is made, votes will be cast “FOR” each director and “FOR” Proposal 2.

(Continued and to be signed on the reverse side)

YOUR PROXY CARD IS BELOW

PLEASE VOTE, SIGN AND RETURN THE CARD IN THE PRE-ADDRESSED

ENVELOPE

TEAR HERE ALONG DOTTED LINE

A VOTE “FOR” EACH DIRECTOR & PROPOSAL 2 IS RECOMMENDED.

1. THE ELECTION OF CLASS II DIRECTORS FOR A TERM TO EXPIRE IN 2007

FOR all nominees, except as lined through below. (To vote AGAINST any or all nominees line through their names.)

WITHHOLD AUTHORITY

(ABSTAIN) from voting for all nominees.

2. RATIFICATION OF

PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR 2004

FOR AGAINST ABSTAIN

James T. Brady Robert J. Lawless

James R. Curtiss

Edward J. Kelly, III

Please check this box if you plan to attend the meeting.

Please sign below, exactly as name appears at left. Joint owners should each sign. Attorneys, executors, administrators, trustees and corporate officials should give title or capacity in which they are signing.

Signature Date

Signature Date

CONSTELLATION ENERGY GROUP, INC.

TEAR HERE ALONG DOTTED LINE

CONSTELLATION ENERGY GROUP, INC.

5th Floor, 750 E. Pratt St., Maryland 21202

Common Stock Proxy for Annual Meeting of Shareholders – May 21, 2004 This Proxy is solicited on behalf of the Board of Directors

FOR SHARES HELD THROUGH LONG-TERM INCENTIVE PLANS ONLY

Please Vote and Sign on the Reverse Side and Return in the Enclosed Envelope.

The undersigned appoints Mayo A. Shattuck III and Michael D. Sullivan (or their substitutes, or one acting alone in the absence of the other), as proxies, with power to each to appoint a substitute and to revoke the appointment of such substitute, to vote all shares of common stock of Constellation Energy Group, Inc. which the undersigned is entitled to vote by reason of shares held through Constellation Energy’s long-term incentive plans, at the annual meeting to be held on May 21, 2004, and at any adjournments thereof, in the manner specified on the reverse side of this card with respect to each proposal identified thereon (as set forth in the Notice of Annual Meeting and Proxy Statement), and in their discretion on any other business that properly comes before the annual meeting. Shares represented by all properly executed proxies will be voted at the annual meeting in the manner specified. If no specification is made, votes will be cast “FOR” each director and “FOR” Proposal 2 on the reverse of this card.

(over)

ANNUAL MEETING OF SHAREHOLDERS OF

CONSTELLATION ENERGY GROUP, INC.

May 21, 2004

NINE MILE POINT EMPLOYEE SAVINGS PLANS

Please date, sign and mail your Voting Instructions Card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. THE ELECTION OF CLASS II DIRECTORS FOR A TERM TO EXPIRE IN 2007:

NOMINEES:

FOR ALL NOMINEES O James T. Brady

O James R. Curtiss WITHHOLD AUTHORITY O Edward J. Kelly, III FOR ALL NOMINEES O Robert J. Lawless

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR 2004.

PLEASE VOTE AND SIGN BELOW AND RETURN IN THE ENCLOSED ENVELOPE.

Please check this box if you plan to attend the meeting.

Signature of Shareholder Date: Note: Please sign exactly as your name appears on this Voting Instructions Card.

CONSTELLATION ENERGY GROUP, INC.

To Participants in the

Represented Employee Savings Plan for Nine Mile Point and/or

Non-Represented Employee Savings Plan for Nine Mile Point (collectively, the “Plans”)

The enclosed Notice of Annual Meeting of Shareholders, Proxy Statement, and Voting Instructions Card for the Annual Meeting of Shareholders, to be held on May 21, 2004, are being furnished to you by Constellation Energy Group, Inc. (“Constellation Energy”) on behalf of Trustee under the Plans.

In accordance with your Plan and the Trust Agreement with the Trustee, you may instruct the Trustee how to vote the shares of common stock held for you under the Plan. Therefore, please complete the enclosed Voting Instructions Card and return it in the accompanying envelope by May 17, 2004. After receipt of the properly executed Voting Instructions Card, the Trustee will vote as indicated on the Voting Instructions Card. However, in accordance with the Trust Agreement, even if you do not send in a signed Voting Instructions Card, the Plan Trustee is instructed to vote your shares in the same proportion as the Trustee was instructed to vote shares for which it received Voting Instructions Cards. Each Plan participant who is a holder of record of other shares of Constellation Energy stock will receive, separately, a proxy card and accompanying proxy material to vote the shares of common stock registered in his or her name.

Richard D. Honaker Plan Administrator

CONFIDENTIAL VOTING INSTRUCTIONS TO TRUSTEE

THESE VOTING INSTRUCTIONS ARE REQUESTED IN CONJUNCTION WITH A PROXY SOLICITATION BY THE BOARD OF DIRECTORS OF

CONSTELLATION ENERGY GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS—MAY 21, 2004

I hereby instruct Fidelity Management Trust Company, as directed Trustee under the Represented Employee Savings Plan for Nine Mile Point and/or the Non-Represented Employee Savings Plan for Nine Mile Point (collectively, the “Plans”), to vote by proxy, all shares of common stock of Constellation Energy Group credited to my account under the Plans at the annual meeting of shareholders of Constellation Energy to be held on May 21, 2004, and at any adjournments thereof, in the manner specified on the reverse side of this form with respect to each proposal identified thereon (as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement), and Mayo A. Shattuck III and Michael D. Sullivan, in their discretion shall vote in person on any other business as may properly come before the annual meeting.

The shares credited to your account will be voted as directed. If the card is not signed, or if the card is not received by May 17, 2004, the shares credited to your account will be voted in the same proportion as directions received from participants. If no instructions are specified on a signed card, the shares credited to your account will be voted in accordance with the recommendations of the Board of Directors of Constellation Energy: “FOR” all director nominees and “FOR” Proposal 2.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

CONSTELLATION ENERGY GROUP, INC.

May 21, 2004

CONSTELLATION ENERGY GROUP, INC.

EMPLOYEE SAVINGS PLAN

Please date, sign and mail your Voting Instructions Card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. THE ELECTION OF CLASS II DIRECTORS FOR A TERM TO EXPIRE IN 2007:

NOMINEES:

FOR ALL NOMINEES O James T. Brady

O James R. Curtiss WITHHOLD AUTHORITY O Edward J. Kelly, III FOR ALL NOMINEES O Robert J. Lawless

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name on the account may not be submitted via this method.

Signature of Shareholder Date: Note: Please sign exactly as your name appears on this Voting Instructions Card.

FOR AGAINST ABSTAIN

2. RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR 2004.

PLEASE VOTE AND SIGN BELOW AND RETURN IN THE ENCLOSED ENVELOPE.

Please check this box if you plan to attend the meeting.

CONSTELLATION ENERGY GROUP, INC.

To Participants in the

Constellation Energy Group Employee Savings Plan (the “Plan”)

The enclosed Notice of Annual Meeting of Shareholders, Proxy Statement, and Voting Instructions Card for the Annual Meeting of Shareholders, to be held on May 21, 2004, are being furnished to you by Constellation Energy Group, Inc. (“Constellation Energy”) on behalf of the Trustee under the Plan. In accordance with your Plan and the Trust Agreement with the Trustee, you may instruct the Trustee how to vote the shares of common stock held for you under the Plan. Therefore, please complete the enclosed Voting Instructions Card and return it in the accompanying envelope by May 17, 2004.

After receipt of the properly executed Voting Instructions Card, the Trustee will vote as indicated on the Voting Instructions Card. However, in accordance with the Trust Agreement, even if you do not send in a signed Voting Instructions Card, the Plan Trustee is instructed to vote your shares in the same proportion as the Trustee was instructed to vote shares for which it received Voting Instructions Cards. Each Plan participant who is a holder of record of other shares of Constellation Energy stock will receive, separately, a proxy card and accompanying proxy material to vote the shares of common stock registered in his or her name.

Richard D. Honaker Plan Administrator

CONFIDENTIAL VOTING INSTRUCTIONS TO TRUSTEE

These Voting Instructions are requested in conjunction with a proxy solicitation by the Board of Directors of

CONSTELLATION ENERGY GROUP, INC.

TO: T. ROWE PRICE TRUST COMPANY, AS TRUSTEE UNDER THE

CONSTELLATION ENERGY GROUP EMPLOYEE SAVINGS PLAN.

I hereby instruct T. Rowe Price Trust Company, as directed Trustee under the Constellation Energy Group Employee Savings Plan (“Plan”), to vote by proxy, all shares of common stock of Constellation Energy Group credited to my account under the Plan at the annual meeting of shareholders of Constellation Energy to be held on May 21, 2004, and at any adjournments thereof, in the manner specified on the reverse side of this form with respect to each proposal identified thereon (as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement), and Mayo A. Shattuck III and Michael D. Sullivan, in their discretion shall vote in person on any other business as may properly come before the annual meeting.

The shares credited to your account will be voted as directed. If the card is not signed, or if the card is not received by May 17, 2004, the shares credited to your account will be voted in the same proportion as directions received from participants. If no instructions are specified on a signed card, the shares credited to your account will be voted in accordance with the recommendations of the Board of Directors of Constellation Energy: “FOR” all director nominees and “FOR” Proposal 2.

(Continued and to be signed on the reverse side)